Exhibit 10.9

SIXTH AMENDMENT TO THE
INGRAM MICRO 401(k) INVESTMENT SAVINGS PLAN

The Ingram Micro 401(k) Investment Savings Plan, which was restated as of April 1, 2005, is hereby amended in the following manner in accordance with the amendment procedures set forth in Section 12.1 of the Plan. This Amendment is effective as of the dates specified below.

1. Effective with respect to the Compensation paid, and Before-Tax Contributions and/or After-Tax Contributions made, on or after April 1, 2009, Section 3.2 is amended by revising the first paragraph thereof to read as follows:

“The Employer may make a Matching Contribution for each Participant who makes Before-Tax Contributions and/or After-Tax Contributions for the payroll period equal to twenty-five percent (25%) of the Participant’s Before-Tax Contributions and/or After-Tax Contributions for the payroll period not exceeding five percent (5%) of the Participant’s Compensation for the payroll period. Matching Contributions shall not be made on account of Catch-Up Contributions.”

2. Effective January 1, 2009, Section 3.2 is amended by revising the third paragraph thereof to read as follows:

“The Employer shall determine, in its absolute discretion, whether Matching Contributions shall be made for any particular period of time. The Employer is not required to contribute Matching Contributions for any period of time.”

IN WITNESS WHEREOF, this Sixth Amendment is executed on the date set forth below.

INGRAM MICRO INC.

By:	/s/ Lynn Jolliffe

Title:	SVP-HR

Date:	02-17-09